QuickLinks -- Click here to rapidly navigate through this document

Registration No. 333-

As filed with the Securities and Exchange Commission on January 29, 2003

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0319970 (I.R.S. employer identification no.)
1 Hormel Place Austin, Minnesota 55912 (Address of principal executive offices) (Zip code)
HORMEL FOODS CORPORATION TAX DEFERRED INVESTMENT PLAN B (Full title of the plan)

James W. Cavanaugh, Esq.
Corporate Secretary
Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912
(507) 437-5220
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock, par value $.01 per share(4)	750,000 Shares	$21.66	$16,245,000	$1,495

(1)
Represents the shares of common stock of Hormel Foods Corporation that may be offered or sold pursuant to the Hormel Foods Corporation Tax Deferred Investment Plan B.

(2)
The number of shares of common stock being registered is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Calculated solely for the purpose of this offering in accordance with Rule 457(h) based on the average of the high and low prices of Hormel Foods Corporation common stock as reported on the New York Stock Exchange on January 27, 2003.

(4)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Hormel Foods Corporation Tax Deferred Investment Plan B.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission by Hormel Foods Corporation (hereinafter "we," "us" or "Hormel"), are incorporated by reference in this registration statement, as of their respective dates:

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended October 26, 2002;

  (b)
  Our Current Reports on Form 8-K filed on November 6, 2002 and January 7, 2003; and

  (c)
  The description of our common stock contained in any registration statement or report filed by us under the Securities Act of 1933, as amended (the "Securities Act"), or in any report filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

        In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 42 of our bylaws provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law.

        Article Eleventh of our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law providing for personal liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; and

  •
  for any transaction from which a director derived any improper personal benefit.

Article Eleventh of our certificate of incorporation further provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.

        We maintain liability insurance coverage for our directors and officers, and we have entered into indemnification agreements with our directors and officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

  4.1
  Certificate of Incorporation of Hormel, as amended. (Incorporated by reference to Exhibit 3A-1 to our Annual Report on Form 10-K/A for the fiscal year ended October 28, 2000, File No. 001-02402.)

  4.2
  Bylaws of Hormel, as amended. (Incorporated by reference to Exhibit 3.2 to our Amendment No. 3 to Registration Statement on Form S-4, dated November 29, 2001, File No. 333-68498.)

  23.1
  Consent of Ernst & Young LLP.

  24.1
  Power of Attorney.

        We have submitted the amended Hormel Foods Corporation Tax Deferred Investment Plan B to the Internal Revenue Service (the "IRS"), and we hereby undertake to make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Austin, State of Minnesota, on January 29, 2003.

HORMEL FOODS CORPORATION
By:	/s/ JOEL W. JOHNSON Joel W. Johnson Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 29, 2003.

Signature	Title

/s/ JOEL W. JOHNSON Joel W. Johnson	Chairman, President, Chief Executive Officer and Director (principal executive officer)
/s/ MICHAEL J. MCCOY Michael J. McCoy	Executive Vice President, Chief Financial Officer and Director (principal financial officer)
/s/ JAMES N. SHEEHAN James N. Sheehan	Vice President and Controller (controller)
/s/ JOHN W. ALLEN* John W. Allen, Ph.D.	Director
/s/ JOHN R. BLOCK* John R. Block	Director
/s/ ERIC A. BROWN Eric A. Brown	Director
/s/ WILLIAM S. DAVILA* William S. Davila	Director

/s/ E. PETER GILLETTE, JR.* E. Peter Gillette, Jr.	Director
/s/ LUELLA G. GOLDBERG* Luella G. Goldberg	Director
/s/ SUSAN I. MARVIN* Susan I. Marvin	Director
/s/ DAKOTA A. PIPPINS* Dakota A. Pippins	Director
/s/ GARY J. RAY Gary J. Ray	Director
/s/ JOHN G. TURNER* John G. Turner	Director
/s/ ROBERT R. WALLER, M.D.* Robert R. Waller, M.D.	Director
*By	/s/ MICHAEL J. MCCOY Attorney-in-fact	Attorney-in-fact for the persons indicated above with an *

        Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees of the Hormel Foods Corporation Tax Deferred Investment Plan B have duly caused this registration statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on January 29, 2003.

HORMEL FOODS CORPORATION TAX DEFERRED INVESTMENT PLAN B
By:	/s/ MICHAEL J. MCCOY Michael J. McCoy Chief Financial Officer

EXHIBIT INDEX

4.1	Certificate of Incorporation of Hormel, as amended. (Incorporated by reference to Exhibit 3A-1 to our Annual Report on Form 10-K/A for the fiscal year ended October 28, 2000, File No. 001-02402.)
4.2	Bylaws of Hormel, as amended. (Incorporated by reference to Exhibit 3.2 to our Amendment No. 3 to Registration Statement on Form S-4, dated November 29, 2001, File No. 333-68498.)
23.1	Consent of Ernst & Young LLP.
24.1	Power of Attorney.

QuickLinks

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX